NXP Semiconductors Names Bill Betz as Executive Vice President and Chief Financial Officer

EINDHOVEN, The Netherlands—October 12, 2021 – NXP Semiconductors N.V. (NASDAQ: NXPI) announced today that Bill Betz has been named NXP’s Executive Vice President and Chief Financial Officer, effective immediately. Betz, formerly Senior Vice President, Business Finance for NXP, replaces Peter Kelly, who – as announced this February – has decided to retire from NXP. Betz will report directly to NXP President and Chief Executive Officer Kurt Sievers.

“We are excited to have Bill join the NXP Management Team as CFO,” said Kurt Sievers, NXP President and CEO. “His experience, deep understanding of NXP’s business model, and the partnerships he has built with our business leaders will enable us to achieve our strategic growth and profitability goals.”

“I would also like to thank Peter Kelly for his dedication and contributions to NXP, and wish him well as he enters retirement after more than 40 years in the technology industry,” Sievers added.

About Bill Betz
Most recently, Bill was Senior Vice President, Business Planning & Analytics and Finance Business Group Controller for NXP’s business lines and shared service centers, and led the corporate financial planning, analysis, and business intelligence teams. Prior to joining NXP in 2013, he held finance leadership roles at Fairchild Semiconductor, LSI Corporation and Agere Systems.

Bill holds a Master of Business Administration from the University of Chicago Booth School of Business and a Bachelor of Science in Business Administration from West Virginia University.

About NXP Semiconductors
NXP Semiconductors N.V. enables secure connections for a smarter world, advancing solutions that make lives easier, better, and safer. As the world leader in secure connectivity solutions for embedded applications, NXP is driving innovation in the automotive, industrial & IoT, mobile, and communication infrastructure markets. Built on more than 60 years of combined experience and expertise, the company has approximately 29,000 employees in more than 30 countries and posted revenue of $8.61 billion in 2020. Find out more at www.nxp.com.

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